EXHIBIT 10.3

INTEGRATED ELECTRICAL SERVICES, INC.

EXECUTIVE SUPPLEMENTAL LIFE INSURANCE PROGRAM

Effective Date: October 9, 2007

INTEGRATED ELECTRICAL SERVICES, INC.

EXECUTIVE SUPPLEMENTAL LIFE INSURANCE PROGRAM

WHEREAS, INTEGRATED ELECTRICAL SERVICES, INC. (the “Company”) desires to adopt the INTEGRATED ELECTRICAL SERVICES, INC. EXECUTIVE SUPPLEMENT LIFE INSURANCE PROGRAM (the “Program”) for the benefit of certain executives;

WHEREAS, the Company has heretofor adopted and maintains the Supplemental Executive Life Insurance Plan (the “Life Insurance Plan”); and

WHEREAS, the Company desires to adopt the Program as a component of the Life Insurance Plan;

NOW, THEREFORE, the Company hereby adopts the Program as follows, effective as of October 9, 2007:

1.	The Program shall be a component of the Life Insurance Plan.

2.          The plan administrator and fiduciary of the Life Insurance Plan shall be the administrator and fiduciary of Program. Except as provided in Section 3, administration of the Program shall be governed by the applicable provisions of the Life Insurance Plan, and such provisions are incorporated by reference into the Program.

3.          The Program allocates to the insurers named in Section 4 responsibility for administering the Program’s claims procedures and for exercising other fiduciary functions described in the group insurance contracts issued by such insurers and listed in Section 4 (the “Group Insurance Contracts”). Such insurers shall have the discretion to interpret the provisions of the Group Insurance Contracts pertaining to the eligibility for and amount of benefits under the Program.

4.          All benefits under the Program are provided by the Company’s Group Life Insurance Carrier by way of a separate rider.

The Group Insurance Contracts describe the benefits under the Program. The Group Insurance Contracts also contain the rules for determining eligibility to participate in the Program and eligibility to receive benefits under the Program. The Program incorporates by reference the Group Insurance Contracts.

5.          Benefit claims and appeals of denied or modified benefit claims under the Program are processed by the insurers in accordance with the benefit claims procedures set forth in the Group Insurance Contracts. Benefits under the Program are paid by the insurers in accordance with the Group Insurance Contract provisions.

6.          The procedure for funding the Program is payment of premiums from the general assets of the Company directly to the insurers on a monthly basis. Participants shall not be required to make contributions to the Program. Any dividends received under the contracts shall be applied according to such contracts.

7.          The Company may designate any other affiliated entities as participating employers under the Program. Upon such designation, such entities and their eligible employees shall be covered under the Program and the contracts described in Section 4 in the same manner as the Company. The Company shall advise the insurers in writing of the designation of participating employers. The above notwithstanding, only the Company shall have the powers set forth in Section 8.

8.          The procedure for amending the Program is by rider to the Group Insurance Contracts or amendment to this document by the Board of Directors of the Company. Although the Program was established with the intent to maintain it indefinitely, the Board of Directors of the Company shall have the right to amend or terminate the Program at any time.

9.          The Company has created this Program to provide certain benefits to participants in accordance with the terms of the Program. No interest in or benefit payable under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, except as specifically permitted in the Group Insurance Contracts or as the administrator may otherwise permit by rule or regulation; and any action by a participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same, except as so provided, shall be void and of no effect, nor shall any interest in or benefit payable under the Program be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, or seizure or to the lien of any person. This provision shall be construed to provide each participant, or other person claiming any interest or benefit in the Program through a participant, with the maximum protection against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien, afforded his interest in the Program (and the benefits provided thereunder) by law and any applicable regulations.

10.        The plan year of the Program shall be the twelve consecutive month period commencing on January 1 of each year.

EXECUTED this 9th day of October, 2007.

INTEGRATED ELECTRICAL SERVICES, INC.

By:
Name:	Robert B. Callahan
Title:	Sr. Vice President, Human Resources

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